SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT (date of earliest event reported)

                                January 28, 2004

                               Halliburton Company
             (Exact name of registrant as specified in its charter)

State or other                      Commission               IRS Employer
jurisdiction                        File Number              Identification
of incorporation                                             Number

Delaware                              1-3492                 No. 75-2677995


                            1401 McKinney, Suite 2400
                              Houston, Texas 77010
                    (Address of principal executive offices)

                         Registrant's telephone number,
                       including area code - 713-759-2600

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         INFORMATION TO BE INCLUDED IN REPORT

Item 9.  Regulation FD Disclosure

         On January 28, 2004 registrant issued a press release entitled "Equitas and Halliburton Settle Asbestos Insurance Claims."

         The text of the press release is as follows:


                           EQUITAS AND HALLIBURTON
                        SETTLE ASBESTOS INSURANCE CLAIMS


         LONDON and HOUSTON, Texas, 28 January 2004 - Equitas and Halliburton Company (NYSE: HAL) announced today that they have reached a comprehensive agreement to settle Halliburton's insurance claims against certain Underwriters at Lloyd's of London, reinsured by Equitas, as a result of which Halliburton will be paid $575 million. The settlement will resolve all asbestos-related claims made against Lloyd's Underwriters by Halliburton and by each of Halliburton's subsidiary and affiliated companies, including DII Industries, Kellogg Brown & Root and others that have filed chapter 11 bankruptcy proceedings as part of Halliburton's global asbestos settlement. Halliburton's claims against its London Market Company Insurers are not affected by this settlement.
         Provided that there is final confirmation of the bankruptcy plan of reorganisation for DII Industries and the other Halliburton affiliates now in bankruptcy and no U.S. federal asbestos reform legislation is passed in the current Congress, Halliburton will be paid a total of $575 million in two payments of $500 million and $75 million (18 months later). The payment will be made on the later of January 5, 2005 or at the same time as DII and other Halliburton affiliates will be obligated to pay asbestos claimants as part of Halliburton's global asbestos settlement.
         Simon Wright, Equitas' Head of Asbestos Pollution and Health Hazard Claims, said: "The settlement with Halliburton caps what is, by far, the largest single direct liability faced by Equitas. This major settlement is yet another example of Equitas' commitment to resolving claims with all Lloyd's policyholders as expeditiously as is reasonably possible and at fair values. Both we and Halliburton will continue to review the underlying asbestos claims that will be paid on confirmation of the bankruptcy plan as part of Halliburton's global asbestos settlement."
         With completion of this settlement, Equitas has now resolved 5 of its 10 largest asbestos exposures. Glenn Brace, Equitas' Claims Director, said: "We were able to settle them after tough negotiations in which both sides looked

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very carefully at their assets and liabilities  before  settlement was reached."
Brace added, "We have had some of the most sophisticated businesses in the world on the other side of the negotiation table. We are willing to have similar discussions with any of our policyholders, large or small, so long as they are sincerely interested in reaching a realistic settlement."

          "This settlement demonstrates the strength and scope of our insurance asset," said Dave Lesar, Halliburton Chairman, President and Chief Executive Officer. "Even with this settlement we do not foresee a reduction in our insurance receivable. We are very pleased that this portion of our insurance asset has recognized the potential risk of our claims and moved in a responsible manner to resolve them. We hope other insurers will respond in a similar manner, so that those who will benefit from the Trust will be able to receive payment and move forward with their lives."


Notes to Editors:

EQUITAS

         Equitas, based in London, was established to reinsure and run-off the 1992 and prior years' non-life liabilities of Names, or Underwriters, at Lloyd's of London. Equitas actively manages the non-life liabilities arising from policies written by Lloyd's syndicates in 1992 and prior years. This includes agreeing comprehensive settlements and policy buy-backs that extinguish current and future claims from these policyholders.


Jon Nash, Equitas Communications
         Telephone...........................               +44 (0)207 342 2414
         Mobile..............................               +44 (0)7801 810 342
         E-mail..............................            jon.nash@equitas.co.uk

William Clutterbuck, The Maitland Consultancy
         Telephone...........................               +44 (0)207 379 5151
         Mobile .............................               +44 (0)7785 292 617
         E-mail..............................       wclutterbuck@maitland.co.uk

Steven Bruce / Ed Rowley, The Abernathy MacGregor Group
Telephone....................................                      212-371-5999
Mobile.......................................       917-860-2657 / 917-509-0276
Email........................................      sb@abmac.com / emr@abmac.com

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HALLIBURTON

Halliburton, founded in 1919, is one of the world's largest providers of products and services to the petroleum and energy industries. The Company serves its customers with a broad range of products and services through its Energy Services and Engineering and Construction Groups. The Company's World Wide Web site can be accessed at www.halliburton.com.


Cedric Burgher
cedric.burgher@halliburton.com
Halliburton, Investor Relations
(p) 713.759.2688

Wendy Hall
wendy.hall@halliburton.com
Halliburton, Public Relations
(p) 713.759.2605




   This release contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions. Such forward-looking statements involve risks and uncertainties inherent in business forecasts as further described in our filings under the Securities Exchange Act.


                                      # # #

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            HALLIBURTON COMPANY




Date:     January 29, 2004                  By: /s/ Margaret E. Carriere
                                               ---------------------------------
                                                    Margaret E. Carriere
                                                    Vice President and Secretary